Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alon Refining Krotz Springs, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-163942) on Form S-4 of Alon Refining Krotz Springs, Inc. of our report dated March 22, 2013, with respect to the balance sheets of Alon Refining Krotz Springs, Inc. as of December 31, 2012 and 2011, and the related statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Alon Refining Krotz Springs, Inc.

/s/ KPMG LLP
Dallas, Texas
March 22, 2013